Exhibit 8.1

[Form of Opinion of Davis Polk & Wardwell]

[LETTERHEAD OF DAVIS POLK & WARDWELL]

[                        ], 2007

Re:	Registration Statement on Form S-4

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Ladies and Gentlemen:

We have acted as counsel for Huntington Bancshares Incorporated (“Parent”), a Maryland corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of December 20, 2006 (the “Merger Agreement”) among Parent, Sky Financial Group, Inc. (the “Company”), an Ohio corporation, and Penguin Acquisition, LLC (“Merger Subsidiary”), a Maryland limited liability company and wholly owned subsidiary of Parent and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes matters of United States federal income tax law, is accurate in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Davis Polk & Wardwell